Exhibit (c)(1)
Project ConnectDiscussion MaterialsMarch 16, 2009Strictly Private and Confidential

Unilateral ProcessApproachOffer price and conditions proposed directly to minority shareholders through a tender offerConditionsFollowing conditions need to be met for the offer to be deemed non-coercive Tender offer is made directly to the public shareholders Non-waivable condition that a majority of shares held by the minority shareholders are tendered Full and fair disclosure by the majority stockholder Parent commits to complete a short-form merger promptly following the offerRole of Special Committee of Board may make a recommendation as to whether minority Special Committee shareholders should participate or can express no opinion, but still plays key role Must have adequate time to react Must hire independent legal and financial advisors Must disclose adequate information to minority shareholders Must undertake tasks in good faith, diligently and in the best interests of minority shareholders

Tender Offer Timeline

Deal Preparation

CEI seeks Board Approval of a Transaction (7 – 10 Days)

- Advisor / CEI due diligence review
- Documentation
- Board materials (including financial analysis)

March 16

Launch Tender Offer

- Issue press release
- File 13-D / TO documents
- Send letter to Target Board

March 23

Commence Tender Offer (20 Days)

- Target Board forms Special Committee
- 10 days for Special Committee to provide initial response (via 14D-9)

10 business days

April 6

20 business days

April 21

Extend Tender Offer if Necessary

Close Tender Offer

Potential Outcomes

(1) Reach 90% threshold and pay for all shares (short-form merger)

(2) Do not reach 90% threshold, pay for those shares tendered (public stub remains outstanding)

(3) Abandon tender offer

2

citi

Shareholder Overview

Top Institutional Shareholders
(Based on 13D filings)

Rank	Institution	Investment Style	Shares Outstanding
1	Buckhead Capital Management LLC	Value	3,258,252
2	Dimensional Fund Advisors, Inc.	Alternative	2,560,839
3	Barclays Global Investors NA (CA)	Index	1,299,143
4	TowerView LLC	Hedge Fund	1,100,000
5	Vanguard Group, Inc.	Index	996,339
6	Westport Asset Management, Inc.	Value	904,478
7	OppenheimerFunds, Inc.	Value	618,719
8	T. Rowe Price Associates, Inc.	Value	609,450
9	Royce & Associates LLC	Specialty	604,300
10	Foyston, Gordon & Payne, Inc.	International	566,072
11	Azimut SGR SpA	International	522,500
12	Northern Trust Investments	Value	516,745
13	Goldman Sachs Asset Management LP	Alternative	505,861
14	State Street Global Advisors	Value	469,034
15	Brandywine Global Investment Mgmt	Value	403,050
16	Russell Investment Group	Index	360,719
17	Renaissance Technologies LLC	Hedge Fund	341,300
18	TIAA-CREF Asset Management LLC	Value	335,438
19	AQR Capital Management LLC	Hedge Fund	302,045
20	Mellon Capital Management	Index	300,744
	Top 20 Institutions as of 12/31/2008		**16,575,028**

Shares Outstanding as of 3/6/09
(in millions)

	Total	CEI Shares	CEI Percent
Class A	20.8	3.6	17.3%
Class B	58.7	58.7	100.0
Total	79.5	62.3	78.4%
Total Minority Shareholders		**17.2**	
Less: Restricted Stock		(1.6)	
Total Shares Available for Tender		**15.6**	

Target Share Sensitivity
(Based on 12/31/08 holdings)

- Need 8.6 million shares to reach majority of the minority
  - Results in 89% ownership of outstanding shares
- Need 9.3 million shares to reach 90% threshold

(Shares in Millions)	Number of Shares	% Required To Achieve Majority of Minority
Total Minority Shares	17.2	50.1%
Total Minority Shares Available for Tender	15.6	55.1
All Holders Except Hedge Funds and Alternatives	10.6	81.1
All Index and Long Funds	11.8	72.7
All Sellers in Q4	10.2	84.3
All Net Sellers in Q4 and Q3	8.5	101.7
Total Excluding Top 3 Investors (Excluding Index Funds)	8.7	98.8

3 Source: Factset and CEI.

citi

Historical Stock Trading / Volume Weighted Average Price Analysis

Volume Weighted Average Price Trends



$8
$6
$4
$2
$0
Volume Weighted Average Price
$6.42
$5.50
$4.93
Current price
$3.12
6-month
3-month
1-month

Volume Traded By Price Range



75,000
60,000
45,000
30,000
15,000
0
Volume (000)
52.4%
23.6%
11.7%
23.3%
10.5%
5.2%
24.3%
52.3%
40.6%
13.6%
41.1%
1.4%
$3.00–$6.00
$6.00–$9.00
$9.00–$12.00
$12.00–$15.00
$15.00–$18.00
6 months
1 year
2 years

Note: Stock price as of 3/13/2009.

4

citi

Radio Trading Metrics SummaryPrice Per Share$14.00$14.00 $13.05$12.00 $12.00$10.00 $10.00$8.00 $8.00 $6.00 $5.00 $4.21$6.00 $4.00 $3.22Current: $3.43$3.12 $4.00 $3.01$3.00 $2.00$2.35 $0.56 $2.00 $0.00($0.31)($2.00)$0.00(b)(c)(d)52 Week Trading Range Research Analyst View(a) Comparable Book Company Comparable MarketCompany Illustrative Premiums Multiple (Book) Comparable Company Multiples Multiple (Market)Firm Value / 2009E EBITDA (e)9.3x — 20.8x9.2x — 11.5x8.5x — 9.5x5.4x - 6.4x9.7x — 10.6x 6.8x — 15.2x6.8x — 8.4x6.2x — 6.9x4.0x — 4.7x7.1x — 7.8xSource: Company filings and Wall Street research.(a) $3 target based on Goldman research report, and $5 target based on mid-point of Wachovia $4-$6 valuation range. (b) Firm value calculation based on $399 million of net debt.(c) Firm value calculation based on estimated market value of debt of $370 million.5(d) Based on 10% – 35% 1–Day premium over 3/13/09 spot share price of $3.12. (e) Firm value calculation based on 79.5 million total shares outstanding and $399 million of net debt. Based on $69mm in 2009E EBITDA, using Company projections dated 2/28/2009.

Decision Considerations

Incremental Cash Flow

($ in millions)

Pro Forma Cash Flow

	Current	Pro Forma
CXR Overlap	78.0%	100.0%
Proportional Recurring Cash Flow	$43.0	$55.1
Actual CEI Cash Flow	0.0	55.1

Cost Analysis

	Purchase Price per Share	
	$3.12	$3.82 [(a)]
Aggregate Cost to Buy Minority	($53.7)	($65.7)
Proportional Cash Flow Gained	$12.1	$12.1
Plus: Public Company Costs	3.0	3.0
Plus: Estimated CMG Synergies	2.0	2.0
Less: Interest on Purchase	(1.0)	(1.3)
Net Cash Flow	**$16.1**	**$15.9**
Payback Period	3.3 Years	4.1 Years

6

Note: Assumes 3/6/09 minority share count.
(a) Based on 22% premium to 3/13/09 spot share price of $3.12 (mid-point of illustrative range).

citi

“Strawman” ProposalTransaction Parent proposes to buy 100% of the shares it does not currently own at a price of $[ ] / share Consideration CashStructure Parent to launch tender offer for 100% of the shares Subsequent short-form merger at the same priceConditions Non-waivable majority of minority (8.6 million shares) acceptance condition in tender offer Material Adverse Change Drop Dead Date TBDFinancing Available cash and existing Parent revolver capacity

IRS Circular 230 Disclosure: Citigroup Inc. and its affiliates do not provide tax or legal advice. Any discussion of tax matters in these materials (i) is not intended or written to be used, and cannot be used or relied upon, by you for the purpose of avoiding any tax penalties and (ii) may have been written in connection with the “promotion or marketing” of any transaction contemplated hereby (“Transaction”). Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.Any terms set forth herein are intended for discussion purposes only and are subject to the final terms as set forth in separate definitive written agreements. This presentation is not a commitment to lend, syndicate a financing, underwrite or purchase securities, or commit capital nor does it obligate us to enter into such a commitment, nor are we acting as a fiduciary to you. By accepting this presentation, subject to applicable law or regulation, you agree to keep confidential the information contained herein and the existence of and proposed terms for any Transaction.Prior to entering into any Transaction, you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks) as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. By acceptance of these materials, you and we hereby agree that from the commencement of discussions with respect to any Transaction, and notwithstanding any other provision in this presentation, we hereby confirm that no participant in any Transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of such Transaction.We are required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with us. We will ask for your complete name, street address, and taxpayer ID number. We may also request corporate formation documents, or other forms of identification, to verify information provided.Any prices or levels contained herein are preliminary and indicative only and do not represent bids or offers. These indications are provided solely for your information and consideration, are subject to change at any time without notice and are not intended as a solicitation with respect to the purchase or sale of any instrument. The information contained in this presentation may include results of analyses from a quantitative model which represent potential future events that may or may not be realized, and is not a complete analysis of every material fact representing any product. Any estimates included herein constitute our judgment as of the date hereof and are subject to change without any notice. We and/or our affiliates may make a market in these instruments for our customers and for our own account. Accordingly, we may have a position in any such instrument at any time.Although this material may contain publicly available information about Citi corporate bond research, fixed income strategy or economic and market analysis, Citi policy (i) prohibits employees from offering, directly or indirectly, a favorable or negative research opinion or offering to change an opinion as consideration or inducement for the receipt of business or for compensatio n; and (ii) prohibits analysts from being compensated for specific recommendations or views contained in research reports. So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citi has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances.© 2009 Citigroup Global Markets Inc. Member SIPC. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world. In January 2007, Citi released a Climate Change Position Statement, the first US financial institution to do so. As a sustainability leader in the financial sector, Citi has taken concrete steps to address this important issue of climate change by: (a) targeting $50 billion over 10 years to address global climate change: includes significant increases in investment and financing of alternative energy, clean technology, and other carbon-emission reduction activities; (b) committing to reduce GHG emissions of all Citi owned and leased properties around the world by 10% by 2011; (c) purchasing more than 52,000 MWh of green (carbon neutral) power for our operations in 2006; (d) creating Sustainable Development Investments (SDI) that makes private equity investments in renewable energy and clean technologies; (e) providing lending and investing services to clients for renewable energy development and projects; (f) producing equity research related to climate issues that helps to inform investors on risks and opportunities associated with the issue; and (g) engaging with a broad range of stakeholders on the issue of climate change to help advance understanding and solutions. Citi works with its clients in greenhouse gas intensive industries to evaluate emerging risks from climate change and, where appropriate, to mitigate those risks.efficiency, renewable energy & mitigation